Exhibit 15.2

To the Board of Directors and Shareholders

Sysco Corporation

We are aware of the incorporation by reference of our report dated February 2, 2015 relating to the unaudited consolidated interim financial statements of Sysco Corporation and subsidiaries that are included in its Form 10-Q for the quarter ended December 27, 2014 in the following registration statements.

Sysco Corporation Form S-3File No. 333-126199

Sysco Corporation Form S-3File No. 333-179582

Sysco Corporation Form S-4File No. 333-50842

Sysco Corporation Form S-4File No. 333-196585

Sysco Corporation Form S-8File No. 333-147338

Sysco Corporation Form S-8File No. 33-45820

Sysco Corporation Form S-8File No. 333-58276

Sysco Corporation Form S-8File No. 333-163189

Sysco Corporation Form S-8File No. 333-163188

Sysco Corporation Form S-8File No. 333-170660

Sysco Corporation Form S-8File No. 333-192353

Sysco Corporation Form S-8File No. 333-201216

       /s/ Ernst & Young LLP

Houston, Texas

February 2,  2015